Exhibit 10.14

REPAYMENT AGREEMENT

This Repayment Agreement (this “Agreement”), dated as of this 30 day of March 2022, is by and between Cenntro Holding Limited, a company formed in Hong Kong (“Cenntro”) and Greenland Technologies Holding Corporation, a company incorporated in the British Virgin Islands with limited liability (the “Company”).

WITNESSETH:

WHEREAS, in June 2017, Shanghai Hengyu Enterprise Management Consulting Co., Ltd., a PRC company (“Hengyu”), the Company’s 62.5% owned subsidiary, sold its 16.23% equity interest in Sinomachinery Group Limited to Cenntro, the Company’s controlling shareholder, for RMB321.92 million (the “Sale Price”);

WHEREAS, the outstanding balance of the Sale Price, or RMB251,441,993 (approximately US$38,060,365), became due on October 27, 2020 (the “Due Date”) pursuant to the terms of that certain representation letter of Cenntro dated as of July 2, 2019 (the “Letter”);

WHEREAS, the Company and Cenntro entered into an extension agreement on November 21, 2020, pursuant to which the Due Date of such outstanding balance was extended to April 27, 2022, subject to certain payment schedules annexed thereto (the “First Extension Agreement”);

WHEREAS, the outstanding balance of the Sale Price as of December 31, 2021 was RMB251,441,993 (approximately US$39,459,874); and

WHEREAS, Cenntro and the Company have agreed to amend the terms of the Letter and First Extension Agreement.

NOW, THEREFORE, for a consideration of $100.00, the receipt and sufficiency of which are hereby acknowledged, Cenntro and the Company agree as follows:

1.	The Due Date for the outstanding balance of the Sale Price shall be extended from April 27, 2022 to the several due dates set forth in Annex A annexed hereto, and payment thereof shall be made pursuant to the payment schedule in Annex A.

2.	Cenntro shall pledge its 11,494,253 common shares of Centro Electric Group Ltd, with a total market value of US$30 million as the close price of the date of this Agreement, as the collateral for its obligations to make payments of the Sale Price in accordance with the payment schedule in Annex A annexed hereto (the “Share Pledge”). A definitive agreement in connection with the Share Pledge shall be entered into by and between the Company and Cenntro within 30 days following execution of this Agreement.

3.	Except as herein above amended, the terms and provisions of the Letter, as previously amended, shall remain in full force and effect.

4.	This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

5.	This Agreement shall extend to and be binding upon the heirs, executors, administrators, successors, and assigns of each of the parties hereto.

6.	This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be signed by their duly authorized officers.

Date: March 30, 2022

Cenntro Holding Limited

By:	/s/ Peter Zuguang Wang
Name:	Peter Zuguang Wang
Title:	President

Greenland Technologies Holding Corporation

By:	/s/ Raymond Wang
Name:	Raymond Wang
Title:	Chief Executive Officer

Annex A

Payment Schedule

Cenntro will make payments commencing from September 30, 2022 with payment installments set forth below:

Due Date	Amount in U.S. Dollars
September 30, 2022	$5,000,000
December 31, 2022	$5,000,000
March 31, 2023	$5,000,000
June 30, 2023	$5,000,000
September 30, 2023	$5,000,000
December 31, 2023	$5,000,000
March 31, 2024	$5,000,000
June 30, 2024	$4,459,874, or the remaining amount subject to adjustments for then prevailing exchange rates
Total	$39,459,874.000